EXHIBIT 24

POWER OF ATTORNEY

          Each of undersigned hereby constitutes and appoints Robert J. Bossart and Jonathan R. Wagner, and each of them, as his true and lawful attorneys-in-fact and agents, with full power to act without the other, with full power of substitution and resubstitution, for him and in his name, place, and stead, to do any and all acts and things and to execute any and all instruments which such attorneys-in-fact and agents may deem necessary or advisable to enable each of the undersigned to comply with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing by Health Power, Inc. under the Exchange Act of Rule of a Schedule 13E-3 Transaction Statement, and any or all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Robert J. Bossart Robert J. Bossart	Date: September 19, 2000

/s/ Randy E. Jones Randy E. Jones	Date: September 19, 2000

/s/ Richard T. Kurth Richard T. Kurth	Date: September 19, 2000

/s/ Paul A. Miller Paul A. Miller	Date: September 19, 2000

/s/ Daniel R. Sullivan Daniel R. Sullivan	Date: September 19, 2000

/s/ Jonathan R. Wagner Jonathan R. Wagner	Date: September 19, 2000